Exhibit 99.1
CONTACTS:
Investor Relations
(718) 709-2202
ir@jetblue.com
Corporate Communications
(718) 709-3089
CorporateCommunications@jetblue.com
JETBLUE ANNOUNCES FIRST QUARTER RESULTS
New York, NY (April 28, 2010) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2010:
•	Operating income for the quarter was $42 million, resulting in a 4.8% operating margin, compared to operating income of $73 million and a 9.3% operating margin in the first quarter of 2009.

•	Pre-tax loss for the quarter was $2 million. This compares to pre-tax income of $20 million in the first quarter of 2009.

•	Net loss for the first quarter was $1 million, or $0.01 per diluted share. This compares to JetBlue’s first quarter 2009 net income of $12 million, or $0.05 per diluted share.
“While we are disappointed to report a loss for the quarter, we are confident that we are taking the right steps to return to sustained profitability,” said Dave Barger, JetBlue’s CEO. “During the quarter, we successfully implemented a new customer service and reservations system — a significant accomplishment given the complexity of such a transition — reflecting meticulous preparation and execution by our outstanding crewmembers. We believe this new system, along with our growing presence in Boston and our unique position as the largest domestic carrier at JFK Airport, allows us to continue to grow and develop revenue streams in the future.”
Operational Performance
JetBlue reported record first quarter revenues of $870 million despite severe winter storms in the Northeast, which reduced revenue by an estimated $15 million. Revenue passenger miles for the first quarter increased 7.1% to 6.5 billion on a 6.1% increase in capacity, resulting in a first quarter load factor of 76.8%, an increase of 0.8 points year over year.
Yield per passenger mile in the first quarter was 12.13 cents, up 3.8% compared to the first quarter of 2009. Passenger revenue per available seat mile (PRASM) for the first quarter 2010 increased 4.9% year over year to 9.32 cents and operating revenue per available seat mile (RASM) increased 3.4% year-over-year to 10.32 cents.
Operating expenses for the quarter increased 15.1%, or $108 million, over the prior year period, including approximately $15 million in one-time expenses related to the transition to Sabre, JetBlue’s new customer service and reservations system. JetBlue’s operating expense per available seat mile (CASM) for the first quarter increased 8.5% year-over-year to 9.83 cents. Excluding fuel, CASM increased 8.9% to 6.81 cents. These non-fuel unit costs were negatively impacted by storm related flight cancellations that occurred in February and March.
Fuel Expense and Hedging
While fuel prices increased during the quarter, JetBlue continued to hedge fuel to help manage price volatility. Specifically, JetBlue hedged approximately 65% of its fuel consumption during the first quarter, resulting in a realized fuel price of $2.19 per gallon, a 7.5% increase over first quarter 2009 realized fuel price of $2.03. JetBlue recorded $2 million in gains on fuel hedges that settled during the first quarter.
JetBlue has hedged approximately 42% of its second quarter projected fuel requirements and 38% of its remaining 2010 projected fuel requirements with a combination of crude call options, jet fuel swaps and heating oil collars. JetBlue expects an average price per gallon of fuel, including the impact of hedges and fuel taxes, of $2.43 in the second quarter and $2.44 for the full year 2010.
Balance Sheet Update
JetBlue ended the first quarter with $1.1 billion in unrestricted cash and short term investments.
“We continue to maintain one of the best liquidity positions in the U.S. airline industry relative to our size,” said Ed Barnes, JetBlue’s CFO. “We believe our strong liquidity position affords us the flexibility to pursue opportunities to profitably expand our footprint in key markets, such as Boston and Washington’s Reagan National Airport, and to continue to fund a broad array of fuel hedging options.”
Second Quarter and Full Year Outlook
“We are encouraged by recent revenue trends as the economic environment appears to be improving and we derive additional revenue benefits from our new customer service system,” said Barnes.
For the second quarter of 2010, PRASM and RASM are expected to increase between six and nine percent year over year. CASM is expected to increase between 12 and 14 percent over the year-ago period. Excluding fuel, CASM in the second quarter is expected to increase between nine and 11 percent year over year.
PRASM and RASM for the full year are expected to increase between six and nine percent year over year. CASM for the full year is expected to increase between eight and ten percent over full year 2009. Excluding fuel, CASM in 2010 is expected to increase between three and five percent year over year.
Capacity is expected to increase between four and six percent in the second quarter and to increase between six and eight percent for the full year.
JetBlue will conduct a conference call to discuss its quarterly earnings today, April 28, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
Voted “Most Eco-Friendly Airline” by Zagat’s Airline Survey in 2008 and 2009, New York-based JetBlue Airways has created a new airline category based on value, service and style. In 2009, the carrier also ranked “Highest in Customer Satisfaction Among Low-Cost Carriers in North America” by J.D. Power and Associates, a customer satisfaction recognition received for the fifth year in a row. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 60 cities with 650 daily flights. New service to Punta Cana, Dominican Republic starts in May. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JET-BLUE (1-800-538-2583), TTY/TDD 1-800-336-5530 or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2009 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended
	March 31,		Percent
	2010	2009	Change
OPERATING REVENUES
Passenger	$785	$706	11.2
Other	85	87	(2.8)

Total operating revenues	870	793	9.7

OPERATING EXPENSES
Aircraft fuel and related taxes	254	222	14.3
Salaries, wages and benefits	219	185	18.1
Landing fees and other rents	54	50	8.8
Depreciation and amortization	57	55	4.2
Aircraft rent	31	32	(3.6)
Sales and marketing	40	37	9.1
Maintenance materials and repairs	39	37	4.4
Other operating expenses	134	102	32.2

Total operating expenses	828	720	15.1

OPERATING INCOME	42	73	(43.5)

Operating margin	4.8%	9.3%	(4.5	) pts.

OTHER INCOME (EXPENSE)
Interest expense	(47)	(49)	(5.7)
Capitalized interest	1	2	(56.5)
Interest income and other	2	(6)	125.9

Total other income (expense)	(44)	(53)	(17.6)

INCOME (LOSS) BEFORE INCOME TAXES	(2)	20

Pre-tax margin	(0.3)%	2.5%	(2.8	) pts.

Income tax expense (benefit)	(1)	8

NET INCOME (LOSS)	$(1)	$12

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.01)	$0.05

Diluted	$(0.01)	$0.05

Weighted average shares outstanding (thousands):
Basic	274,053	244,394
Diluted	274,053	274,554

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS

	Three Months Ended
	March 31,		Percent
	2010	2009	Change
Revenue passengers (thousands)	5,528	5,291	4.5
Revenue passenger miles (millions)	6,470	6,040	7.1
Available seat miles (ASMs) (millions)	8,424	7,942	6.1
Load factor	76.8%	76.0%	0.8	pts.
Aircraft utilization (hours per day)	11.8	12.0	(1.8)

Average fare	$141.98	$133.39	6.4
Yield per passenger mile (cents)	12.13	11.69	3.8
Passenger revenue per ASM (cents)	9.32	8.89	4.9
Operating revenue per ASM (cents)	10.32	9.98	3.4
Operating expense per ASM (cents)	9.83	9.06	8.5
Operating expense per ASM, excluding fuel (cents)	6.81	6.25	8.9
Airline operating expense per ASM (cents) (a)	9.62	8.83	8.9

Departures	54,367	53,014	2.6
Average stage length (miles)	1,102	1,064	3.6
Average number of operating aircraft during period	151.0	142.3	6.1
Average fuel cost per gallon	$2.19	$2.03	7.5
Fuel gallons consumed (millions)	116	109	6.3
Full-time equivalent employees at period end (a)	11,084	10,047	10.3

(a)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	March 31,	December 31,
	2010	2009
Cash and cash equivalents	$829	$896
Total investment securities	308	246
Total assets	6,513	6,557
Total debt	3,119	3,304
Stockholders’ equity	1,534	1,541
SOURCE: JetBlue Airways Corporation